UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 1, 2008

SCM Microsystems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-29440	77-0444317
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Oskar-Messter-Str. 13, Ismaning, Germany,		85737
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	+49 89 95 95 5000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 1, 2008, SCM Microsystems, Inc. (“SCM”) entered into a Stock Purchase Agreement with TranZfinity, Inc. (“TranZfinity”), pursuant to which SCM purchased 10,000,000 shares of TranZfinity common stock, or 33.7% of TranZfinity’s outstanding shares (16.67% on a fully diluted basis), for an aggregate purchase price of $2,500,000. The transaction closed on October 2, 2008. SCM also entered into a Stockholders Agreement with TranZfinity and certain other stockholders of TranZfinity, which sets forth certain rights and privileges of the stockholders of TranZfinity, including rights and privileges with respect to the composition of TranZfinity’s Board of Directors.

SCM’s investment in TranZfinity follows an exclusive Cooperation Agreement entered into on April 17, 2008 between SCM Microsystems GmbH, a subsidiary of SCM (“SCM GmbH”), and TranZfinity. On October 1, 2008, SCM, SCM GmbH and TranZfinity entered into an amendment to the Cooperation Agreement pursuant to which TranZfinity consented to the assignment by SCM GmbH and the assumption by SCM of all of SCM GmbH’s rights and obligations under the Cooperation Agreement. Under the terms of the Cooperation Agreement, as amended, TranZfinity will work with SCM to develop modular USB devices for SCM’s product portfolio and will supply SCM customers with TranZfinity’s application software and services supporting those devices, and SCM will pay TranZfinity a $1,000,000 exclusivity fee for the right to be the exclusive provider of those products. The exclusivity fee is comprised of $500,000 cash (of which the remaining balance to be paid is $179,298), and a $4 payment from SCM to TranZfinity for each product sold by SCM (up to a maximum aggregate amount of $500,000). In addition to the exclusivity fee, SCM will pay TranZfinity a five percent (5%) royalty on SCM’s net selling price for each product sold by SCM.

Item 9.01 Financial Statements and Exhibits.

A copy of the press release, dated October 7, 2008, pertaining in part to the transactions between SCM and TranZfinity, is attached as Exhibit 99.1 hereto.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCM Microsystems, Inc.

October 7, 2008	By:	/s/ Stephan Rohaly
Name: Stephan Rohaly
Title: Chief Financial Officer and Secretary

3

Exhibit Index

Exhibit No.	Description

99.1	Press release issued by SCM on October 7, 2008.

4